--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                               ----------------

                                  FORM 8-K/A

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

    Date of report (Date of earliest event reported):     February 15, 2000
                                                        ---------------------


                             VIGNETTE CORPORATION
--------------------------------------------------------------------------------
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


        Delaware                      000-25375                 74-2769415
--------------------------------------------------------------------------------
(State or other jurisdiction          (Commission               (IRS Employer
of incorporation)                     File Number)              Identification
                                                                       No.)

                901 South Mopac Expressway, Austin, Texas 78746
--------------------------------------------------------------------------------
             (Address of Principal Executive Offices)  (Zip Code)


      (512) 306-4300 (Registrant's telephone number, including area code)
--------------------------------------------------------------------------------

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

Effective February 15, 2000, Vignette Corporation ("Vignette" or the "Company") acquired 100 percent of the outstanding stock and assumed all outstanding stock options of DataSage, Inc. ("DataSage"), a leading provider of e-marketing and personalization applications that help organizations create a comprehensive single enterprise-wide view of their customers, in exchange for approximately
3.16 million shares of Vignette common stock. The total cost of the acquisition, including transaction costs, was approximately $586.5 million. The acquisition was accounted for as a purchase business combination.

The foregoing description is qualified in its entirety by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on February 29, 2000 (the "Prior 8-K") and to the Agreement which was attached as Exhibit
2.1 to the Prior 8-K.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

The following financial statements and pro forma financial information are being provided in accordance with the instructions to this item.

          (a)     Financial Statements of Business Acquired.

                  Report of Independent Auditors

                  Consolidated balance sheets of DataSage, Inc. at December 31, 1999 and 1998.

                  Consolidated statements of operations of DataSage, Inc. for the years ended December 31, 1999 and 1998.

                  Consolidated statements of changes in shareholders' deficit of DataSage, Inc. for the years ended December 31, 1999 and 1998.

                  Consolidated statements of cash flows of DataSage, Inc. for the years ended December 31, 1999 and 1998.

          (b)     Pro Forma Financial Information.

                  Unaudited pro forma condensed balance sheet as of December 31, 1999 and accompanying explanatory notes.

                  Unaudited pro forma condensed statement of operations for the year ended December 31, 1999 and accompanying explanatory notes.

          (c)     Exhibits:

                  Exhibit
                  Number     Description
                  -------    -----------
                   2.1**     Agreement between Vignette Corporation and
                             DataSage, Inc. dated January 7, 2000
                  23.1       Consent of Independent Auditors
                  99.1**     Text of Press Release dated February 15, 2000
-----------------------------
**Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on February 29, 2000.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   VIGNETTE CORPORATION



Date:  March 30, 2000              By: /s/ Gregory A. Peters
                                      -------------------------------
                                      Gregory A. Peters
                                      President and
                                      Chief Executive Officer

                        Report of Independent Auditors


Board of Directors
DataSage, Inc.


We have audited the consolidated balance sheets of DataSage, Inc. (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DataSage, Inc. at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                    /s/ Ernst & Young LLP

Austin, Texas
February 4, 2000

                                DATASAGE, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (in thousands, except number of share data)

                                                                                                December 31,
                                                                                           1999               1998
                                                                                  --------------------------------------
Assets
Current assets:
 Cash and cash equivalents                                                                   $ 24,002            $ 4,397
 Accounts receivable, net of allowance of $301 and $25 at
   December 31, 1999 and 1998, respectively                                                     1,173                 83

 Prepaid expenses and other current assets                                                         34                 37
                                                                                  --------------------------------------
Total current assets                                                                           25,209              4,517

Property and equipment, net                                                                     1,355                525
Intangible assets, net of accumulated amortization of
  $335 at December 31, 1999                                                                     7,767                  -
Other assets                                                                                       47                 43
                                                                                  --------------------------------------
Total Assets                                                                                 $ 34,378            $ 5,085
                                                                                  ======================================

Liabilities, redeemable convertible preferred stock and
 shareholders' deficit
Current liabilities:
 Current portion of notes payable to shareholders                                            $     64            $    64
 Accounts payable and accrued expenses                                                          2,168                465
 Deferred revenue                                                                                 307                 25
 Capital lease obligations                                                                        140                 55
                                                                                  --------------------------------------
 Total current liabilities                                                                      2,679                609

Long-term portion of notes payable to shareholders                                                  -                 24
Convertible debt                                                                                1,000                  -
Capital lease obligations, less current portion                                                   220                106
                                                                                  --------------------------------------
Total Liabilities                                                                               3,899                739

Commitments

Redeemable convertible preferred stock, $0.01 par value;
  15,000,000 shares authorized:
  Series A; 3,469,233 shares issued and outstanding                                             2,819              2,819
  Series B; 7,761,965 shares and 7,711,965 shares issued
    and outstanding in 1999 and 1998, respectively                                              6,986              6,941
  Series C; 3,528,487 shares issued and outstanding in 1999                                    23,500                  -

 Shareholders' deficit:

 Common stock, $.01 par value; 15,000,000 shares authorized; 5,789,750 and
  4,945,520 shares issued and 5,489,750 and 4,645,520 shares outstanding in 1999
  and 1998, respectively                                                                           57                 49
 Additional paid-in capital                                                                    64,549                 31
 Deferred stock compensation                                                                  (30,041)                 -
 Note receivable for purchase of common stock                                                     (52)               (65)
 Treasury stock, 300,000 shares of common stock, at cost                                          (15)               (15)
 Accumulated deficit                                                                          (37,324)            (5,414)
                                                                                  --------------------------------------

Shareholders' deficit                                                                          (2,826)            (5,414)
                                                                                  --------------------------------------
Total Liabilities, redeemable convertible preferred stock
 and shareholder's deficit                                                                   $ 34,378            $ 5,085
                                                                                  ======================================

See accompanying notes

                                DATASAGE, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (in thousands)

                                                                          Years ended
                                                                          December 31,
                                                                     1999               1998
                                                             -------------------------------------
Net revenues:
 License revenues                                                      $  2,607            $   169
 Service revenues                                                         2,726                737
                                                             -------------------------------------
Total net revenues                                                        5,333                906

Cost of service revenues                                                  2,098                827
                                                             -------------------------------------
Gross margin                                                              3,235                 79

Costs and expenses:
 Research and development                                                 3,461              1,762
 Sales and marketing                                                      3,270              1,563
 General and administrative                                               1,432                645
 Amortization of deferred stock compensation and stock
  compensation expense                                                    3,486                  -
                                                             -------------------------------------
Total operating expenses                                                 11,649              3,970
                                                             -------------------------------------

Loss from operations                                                     (8,414)            (3,891)

Interest income, net                                                          4                 10
                                                             -------------------------------------
Net loss                                                               $ (8,410)           $(3,881)

Less accretion of beneficial conversion feature related to
 Series C redeemable convertible preferred stock                        (23,500)                 -

Net loss applicable to common shareholders                             $(31,910)           $(3,881)
                                                             =====================================

                            See accompanying notes

                                DATASAGE, INC.
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                     (in thousands, except share amounts)

                                                                                                                   Note
                                       Common stock        Additional      Treasury stock        Deferred        Receivable
                                   -------------------      paid-in      ------------------        Stock        for Purchase
                                      Shares    Amount      capital        Shares    Amount     Compensation   of Common Stock
                                   -------------------------------------------------------------------------------------------
Balances as of December 31, 1997     4,210,520     $42        $   68     (300,000)    $ (15)                                 -
Issuance of note receivable for
 purchase of common stock              725,000       7            58            -         -                -             $ (65)
Issuance costs related to Series B
 redeemable convertible preferred
 stock                                       -       -           (95)           -         -                -                 -
Exercise of stock options               10,000       -             -            -         -                -                 -
Net loss                                     -       -             -            -         -                -                 -
                                   -------------------------------------------------------------------------------------------
Balances as of December 31, 1998     4,945,520      49            31      (300,000)     (15)               -               (65)
Payments received on note
 receivable                                  -       -             -             -        -                -                13
Stock issued for acquisition of
 business                              741,300       7         7,472             -        -                -                 -
Issuance costs related to Series C
 redeemable convertible preferred
 stock                                       -       -           (99)            -        -                -                 -
Accretion of beneficial conversion
 feature related to convertible
 debt                                        -       -           111             -        -                -                 -
Beneficial conversion feature
 related to Series C redeemable
 convertible preferred stock                 -       -        23,500             -        -                -                 -
Exercise of stock options              102,930       1             7             -        -                -                 -
Accretion of beneficial conversion
 feature related to Series C
 redeemable convertible preferred
 stock                                       -       -             -             -        -                -                 -
Deferred stock compensation
 related to stock options and
 restricted stock                            -       -        30,545             -        -         $(30,545)                -
Amortization of deferred stock
 compensation and stock
 compensation expense                        -       -         2,982             -        -              504                 -
Net loss                                     -       -             -             -        -                -                 -
                                   -------------------------------------------------------------------------------------------

Balances as of December 31, 1999     5,789,750     $57       $64,549      (300,000)    $(15)        $(30,041)             $(52)
                                   ===========================================================================================

                                                                            Accumulated
                                                                              Deficit           Total
                                                                           ---------------------------
Balance as of December 31, 1997                                            $ (1,533)          $ (1,438)
Issuance of note receivable for
 purchase of common stock                                                         -                  -
Issuance costs related to Series B
 redeemable convertible preferred
 stock                                                                            -                (95)
Exercise of stock options                                                         -                  -
Net loss                                                                     (3,881)            (3,881)
                                                                           ---------------------------
Balances as of December 31, 1998                                             (5,414)            (5,414)
Payments received on note
 receivable                                                                       -                 13
Stock issued for acquisition of
 business                                                                         -              7,479
Issuance costs related to Series C
 redeemable convertible preferred
 stock                                                                            -                (99)
Accretion of beneficial conversion
 feature related to convertible
 debt                                                                             -                111
Beneficial conversion feature
 related to Series C redeemable
 convertible preferred stock                                                      -             23,500
Exercise of stock options                                                         -                  8
Accretion of beneficial conversion
 feature related to Series C
 redeemable convertible preferred
 stock                                                                      (23,500)           (23,500)
Deferred stock compensation
 related to stock options and
 restricted stock                                                                 -                  -
Amortization of deferred stock
 compensation and stock
 compensation expense                                                             -              3,486
Net loss                                                                     (8,410)            (8,410)
                                                                           ---------------------------
Balances as of December 31, 1999                                           $(37,324)           $(2,826)
                                                                           ===========================

                            See accompanying notes

                                 DATASAGE, INC
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)


                                                                                                   Years ended
                                                                                                   December 31,
                                                                                             1999               1998
                                                                                         --------------------------------
Cssh flows from operating activities
Net loss                                                                                   $ (8,410)         $ (3,881)
Adjustments to reconcile net loss to net cash used in operating activities:
 Depreciation and amortization                                                                  523                94
 Amortization of deferred stock compensation and stock compensation expense                   3,486                 -
 Accretion of beneficial conversion feature on convertible debt                                 111                 -
 Loss on disposal of property and equipment                                                       -                 9
 Changes in assets and liabilities:
  Accounts receivable                                                                        (1,049)              (59)
  Prepaid expenses and other assets                                                              (1)                7
  Accounts payable and accrued expenses                                                       1,473               175
  Deferred revenue                                                                              272               (44)
                                                                                         --------------------------------
Net cash used in operating activities                                                      $ (3,595)           (3,699)
                                                                                         --------------------------------

Cash flows from investing activities
Purchases of property and equipment                                                            (702)             (391)
Purchase of business, net of cash acquired                                                     (429)                -
                                                                                         --------------------------------
Net cash used in investing activities                                                        (1,131)             (391)
                                                                                         --------------------------------

Cash flows from financing activities
Proceeds from issuance of convertible debt                                                    1,000                 -
Payments received on note receivable for purchase of common stock                                13                 -
Principal payments on notes payable to shareholders                                             (24)              (48)
Proceeds from Series B redeemable preferred stock, net of issuance costs                         40             6,845
Proceeds from Series C redeemable preferred stock, net of issuance costs                     23,406                 -
Proceeds from exercise of stock options                                                           8                 1
Proceeds from the sale of fixed assets                                                            -               207
Principal payments on capital lease obligations                                                (112)              (46)
                                                                                         --------------------------------
Net cash provided by financing activities                                                    24,331             6,959
                                                                                         --------------------------------

Net increase in cash and cash equivalents                                                    19,605             2,869
Cash and cash equivalents at beginning of period                                              4,397             1,528
                                                                                         --------------------------------
Cash and cash equivalents at end of period                                                 $ 24,002           $ 4,397
                                                                                         ================================
Supplemental disclosure of cash flow information
Cash paid for interest                                                                     $     74           $    56
                                                                                         ================================

Supplemental schedule of noncash investing and financing activities

Issuance of 725,000 shares of restricted common stock in exchange for note
 receivable                                                                                       -           $    65
                                                                                  ===================================
Capital lease obligations entered to acquire property and equipment                        $    307           $   216
                                                                                  ===================================

                             See accompanying notes

                                DATASAGE, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1999


1.   Nature of the Business and Financial Statement Presentation


DataSage, Inc. (the "Company") was incorporated as Cirrus Recognition Systems, Inc. on April 11, 1994 in the Commonwealth of Massachusetts. Upon receiving its first round of third party financing on June 12, 1997, the Company changed its name to DataSage, Inc. The Company develops a high performance data mining software product based on its proprietary pattern recognition technology. The Company has marketed its product initially to the retail industry. The Company has also licensed certain of its pattern recognition technology to other software developers for various applications. The Company's customers are primarily within the U.S.


2.   Summary of Significant Accounting Policies

Cash Equivalents

Cash equivalents consist primarily of cash deposits and money market investments with original maturities of 90 days or less when purchased.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 7 years or, in the case of leasehold improvements, over the shorter of their estimated useful lives or the remaining life of the lease. Depreciation expense was approximately $188,000 and $94,000 for the years ended December 31, 1999 and 1998, respectively.

Financial Instruments

The Company's financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses, are carried at cost which approximates fair market value at the balance sheet date. It is not practicable to estimate the fair market value of notes payable to shareholders as they are with related parties.

Consolidation

The Company consolidates its two wholly owned subsidiaries, DataSage Securities Corporation and DataSage Acquisition Corporation. All intercompany balances have been eliminated in consolidation.

Revenue Recognition

The Company accounts for its software revenues in accordance with Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. SOP 97-2 and SOP 98-4 were adopted effective January 1, 1998, and did not have a material impact on the Company's financial results. The Company does not believe that the full adoption of SOP 98-9 effective January 1, 2000 will have a material impact on the Company's financial condition and results of operations.

The Company's revenues are derived primarily from license fees for its pattern recognition technology, sales of software products including software maintenance and post-contract customer support, and consulting revenues. License fees and product sales are recognized when persuasive evidence of an agreement exists, shipment of the product has occurred, no significant vendor obligations remain, the fee is fixed and determinable and collection is probable. Maintenance and post-contract support revenues are recognized ratably over the contractual periods for which the services are provided. Revenues from consulting contracts are recognized over the term of the contract using the percentage-of-completion method of accounting. Such estimates of percentage complete are periodically reviewed against the attainment of contractually agreed-upon milestones. If the estimate of costs to be incurred on a contract indicates a loss, such loss is provided for currently in its entirety.

Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Stock-Based Compensation

Stock-based awards to employees are accounted for in accordance with Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"); accordingly, no compensation expense is recorded for options awarded to employees with exercise prices equal to or in excess of the stock's fair value on the date of grant and where the number of shares and exercise price are fixed. Additionally, the Company complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").


Software Development Costs

Costs incurred in the research and development of the Company's products are expensed as incurred. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility (as defined by SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed") and capitalized thereafter when material to the Company's financial position or results of operations. As of and for the period since inception through December 31, 1999, no software development costs have been capitalized since costs eligible for capitalization under SFAS No. 86 were insignificant.

Intangible Assets

Intangible assets consist of the excess of purchase price over net tangible assets acquired. Intangible assets are being amortized using the straight-line method over a three year period.

The Company periodically reviews the carrying amounts of property and equipment, identifiable intangible assets and excess of cost over fair value of net assets acquired both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Financial Accounting Standards Board No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. At this time, future cash inflows exceed future cash outflows;

thus, no impairment loss has been recognized. Management reviews the valuation and amortization periods of excess of cost over fair value of net assets acquired on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of excess of cost over fair value of net assets acquired.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial statement and the tax basis of assets and liabilities using currently enacted tax rates. A valuation allowance against deferred tax assets is recorded if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates and such differences may be material to the financial statements.

Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income
(loss) and its components. There was no comprehensive income (loss) items for the years ended December 31, 1999 and 1998.

Internally Used Computer Software

The Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1") during the year ended December 31, 1999. SOP 98-1 requires that entities capitalize certain costs related to internal-use software once certain criteria have been met. Such adoption of SOP 98-1 did not have a material impact on the Company's financial condition or results of operations.


3.   Concentrations of Credit Risk and Significant Customers

Cash, cash equivalents and accounts receivable potentially expose the Company to concentrations of credit risk, as defined by SFAS 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk". Excess cash is primarily invested in money market funds of major financial institutions. The Company provides credit, in the normal course of business, to a number of customers geographically dispersed throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

The following table summarizes the changes in the allowance for doubtful accounts for 1999 and 1998 (in thousands):


Balance at December 31, 1997                                      $  -
Additions charged to costs and expenses                             25
Write-off of uncollectible accounts                                  -
                                                         -----------------
Balance at December 31, 1998                                        25
Additions charged to costs and expenses                            276
Write-off of uncollectible accounts                                  -
                                                         -----------------
Balance at December 31, 1999                                      $301
                                                         ==================

Sales to individual customers constituting 10% or more of total revenues for each year were as follows (in thousands):


                                                             December 31
                                                   -----------------------------
                                                          1999          1998
                                                   -----------------------------
        Customer 1                                      $2,580          $   -
        Customer 2                                       1,045              -
        Customer 3                                           -            327
        Customer 4                                           -            202
        Customer 5                                           -            135
        Customer 6                                           -            125
        Customer 7                                           -            100


4.   Property and equipment


Property and equipment are stated at cost and are summarized as follows:


                                                        December 31,
                                                1999                    1998
                                             ---------------------------------
                                                      (in thousands)
Computer equipment and software               $1,657                   $ 610
Furniture, fixtures and office equipment          90                     125
Leasehold improvements                            27                      20
                                             ---------------------------------
                                               1,774                     755
Less accumulated depreciation and
  amortization                                  (419)                   (230)
                                             ---------------------------------
                                              $1,355                   $ 525
                                             =================================

Property and equipment include leased equipment under long-term agreements which are classified as capital leases. Property and equipment includes the following leased property at December 31,1999:


                                                           December 31,
                                                           ------------
                                                       1999            1998
                                                  ------------------------------
                                                          (in thousands)


Computer equipment and software                       $ 515           $ 207

Office equipment                                          8               0
                                                  ------------------------------
                                                        523             207
Less accumulated depreciation and amortization          (88)            (42)
                                                  ------------------------------
                                                      $ 435           $ 165
                                                  ==============================


5.   Notes Payable to Shareholders

Notes payable to shareholders are unsecured and consist of the following:


                                                                     December 31,
                                                                     ------------
                                                             1999                   1998
                                                   ----------------------------------------------
                                                                    (in thousands)
Note payable to a shareholder requiring payment at
 maturity of principal plus interest at an annual
 interest rate of 7.5%; note matures January 1,
 2000                                                       $  40                  $  40

Note payable to a shareholder requiring annual
 principal payments of $23,800 plus interest at an
 annual interest rate of 5%, maturing December 31,
 2000                                                          24                     48
                                                   ----------------------------------------------
                                                               64                     88
                                                   ----------------------------------------------
Less current portion                                           64                     64
                                                   ----------------------------------------------
                                                            $   -                  $  24
                                                   ==============================================


6.   Convertible Debt

During 1999, the Company entered into a line of credit which allows for borrowings up to $3,000,000 and is convertible into shares of the Company's common stock. At December 31, 1999, the Company had borrowed $1,000,000, such amount is due in a balloon payment of principal and interest at maturity in October 2003. Interest is due periodically and accrues at an annual rate of 10%. Interest expense recognized in 1999 and 1998 was approximately $16,700 and $0, respectively.

The lender has the right to convert up to 25% of the aggregate principal amount borrowed into fully paid and nonassessable shares of the Company's common stock. The number of shares into which the debt is convertible is a function of the qualified transaction price or $6.66 received in the Series C preferred stock issuance. This formula provides for a return to the holder of the convertible debt of approximately $111,000 based on the borrowings outstanding. The maximum possible premium to holders of the convertible debt was recognized as a beneficial conversion feature in 1999. This beneficial conversion feature has been recognized as interest expense in the statement of operations. In addition, the Company is permitted to convert 25% of the outstanding principal amount owed under the note into shares of the Company's common stock upon a qualified public offering.

7.   Income Taxes

As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $8,108,000 and research and development credit carryforwards of approximately $166,000. The net operating loss and credit carryforwards will expire beginning in 2012, if not utilized.

Utilization of the net operating losses and credit carryforwards may be subject to a substantial limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credit carryforwards before utilization.

From commencement through June 12, 1997, the Company had elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As such, federal income taxes were the responsibility of the individual shareholders. Concurrent with the Company's preferred stock issuance, the Company's Subchapter S status was terminated. The immediate tax effect of the termination of the S Corporation election was not material.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31 are as follows:

                                                              1999                     1998
                                                   -------------------------------------------------
                                                                      (in thousands)
Deferred tax liabilities:
    Depreciable assets                                     $  (104)                 $   (62)
                                                   -------------------------------------------------
                                                              (104)                     (62)

Deferred tax assets:
    Tax carryforwards                                        3,433                    2,034
    Bad debts                                                  121                       10
    Accrued liabilities                                        259                       26
    Deferred revenue                                            96                        -
    Stock compensation                                          21                        -
                                                   -------------------------------------------------
Total deferred tax assets                                    3,930                    2,070
                                                   -------------------------------------------------
Valuation allowance for net deferred tax asset              (3,826)                  (2,008)
                                                   -------------------------------------------------
Net deferred tax assets                                        104                       62
                                                   -------------------------------------------------
Net deferred taxes                                         $     -                  $     -
                                                   =================================================

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $1,818,000 in 1999.

The Company's provision for income taxes differs from the tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes primarily as a result of the application of a valuation allowance.

8.   Acquisition

On November 16, 1999 the Company acquired all of the outstanding stock of Online Development Corporation ("ODC")in exchange for 741,300 newly issued shares of the Company's common stock and cash of $430,000. The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of operations of ODC have been included in the consolidated results of operations of the Company from the date of acquisition. The total purchase price for ODC was $7,977,000 based on the value of the shares of the Company's common stock issued of $7,479,000, cash of $430,000 and related acquisition costs of $68,000. The excess of purchase price over the tangible net liabilites acquired was allocated to goodwill. This acquisition resulted in goodwill of approximately $8,102,000. Amortization expense for 1999 was approximately $335,000.

9.   Redeemable Convertible Preferred Stock

The Company is authorized to issue 15,000,000 shares of preferred stock. At December 31, 1999, 3,469,233, 7,761,965, and 3,528,487 shares of Series A,
Series B, and Series C redeemable convertible preferred stock were issued and outstanding, respectively.

The Series A, Series B, and Series C preferred stock has the following characteristics:

Voting

Holders of preferred stock are entitled to the number of votes equal to the number of common shares into which the shares of preferred stock are convertible. The holders of preferred stock and common stock vote together as a single class on all matters.

Dividends

Holders of preferred stock are entitled to receive, out of funds legally available, dividends when and if declared by the Board of Directors, prior to the payment of any dividends to the holders of the Company's common stock. Through December 31, 1999, no dividends had been declared.

Liquidation Preference

The holders of preferred stock rank equally, up to their respective original issue prices, with respect to any such distribution resulting from any liquidation, dissolution or winding-up of the Company. If the assets of the Company are insufficient to pay the holders of preferred stock the full amount of the liquidation preference to which they are entitled, the holders of each series of the preferred stock share ratably in any distribution of assets in proportion to the original amount invested by each of the holders of the Series A preferred stock, Series B preferred stock, and Series C preferred stock.

The holders of Series C preferred stock are entitled to receive, prior to and in preference to the holders of common stock, a "Series C Preferred Liquidation Amount" of $6.66 per share plus all declared and unpaid dividends.

The holders of Series B preferred stock are entitled to receive, prior to and in preference to the holders of common stock, a "Series B Preferred Liquidation Amount" of $0.90 per share, plus all declared and unpaid dividends.

The holders of Series A preferred stock are entitled to receive prior to and in preference of the holders of common stock, the Series A original issue price of $0.8125 per share. Following this payment and payment of the Series B Preferred Liquidation Amount, the holders of Series A preferred stock and common stock shall share ratably in the remaining assets of the Company until the holders of Series A preferred stock receive an additional sum of $2.4375 per share, or an aggregate total of $3.25 per share (the "Series A Preferred Liquidation Amount"). If the amount payable to the Series A preferred shareholders exceeds $3.25 per share under this calculation, the holders of Series A preferred stock shall receive an amount per share as would be payable had each share of Series A preferred stock been converted to common stock immediately prior to such event.

After the payments of the Series A Preferred Liquidation Amount and the Series B Preferred Liquidation Amount have been made in full, holders of preferred stock are not entitled to further participation in the distribution of the assets of the Company. The remaining assets of the Company will be distributed ratably among the holders of common stock.

Conversion

Each share of Series A, Series B, and Series C preferred stock may be converted, at the option of the shareholder, into one share of common stock, subject to adjustment for stock splits and certain anti-dilution provisions. The Series A, Series B and Series C preferred stock is automatically converted into common stock upon the closing of an initial public offering of the Company's common stock or a qualified event.

At the issuance of the Series C preferred stock in December 1999, the deemed fair value per share of the Company's common stock was greater than the price per share of the Series C prefered stock paid by the Series C shareholders. Accordingly, there is a beneficial conversion feature or discount on Series C preferred stock in the amount of $68.0 million. However, the amount recorded is limited to the proceeds received, or $23.5 million. Such beneficial conversion feature or discount was immediatley accreted or recognized as a preferred stock dividend as the Series C preferred stock was convertible immediately.

Redemption

Commencing at any time on or after June 1, 2003, subject to written election of the holders of at least 60% of the outstanding shares of Series A, Series B, and Series C preferred stock, the Company shall redeem the then-outstanding shares in equal annual installments over a three-year period at the respective original issue price per share (adjusted for stock splits and certain anti-dilution provisions) plus any declared but unpaid dividends.


10. Shareholders' Deficit

Common Stock

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's shareholders. Common shareholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the Series A, Series B, and Series C preferred shareholders.


Restricted Stock Agreement and Note Receivable for Purchase of Common Stock

The Company has entered into a stock restriction agreement with an officer of the Company for the purchase of 725,000 shares of common stock. The agreement provides that, in the event the Company no longer employs this individual, the Company has the right to repurchase any or all unvested shares at their original issue price. These restrictions lapse 20% on the first anniversary of the note, November 16, 1999, and the remaining ratably quarterly over the remaining four-year period. Of these restricted common shares, 145,000 vested in November 1999 and 36,250 shares vest quarterly thereafter. At December 31, 1999, 580,000 shares of common stock were subject to repurchase by the Company.

In December 1998, the Company extended a loan to an officer of the Company in the amount of $65,250 with interest payable at 4.52% per annum. The note was used to finance the purchase of 725,000 shares of the restricted common stock and is collateralized by those shares. The principal balance of the note plus all accrued but unpaid interest is due in December 2003. During 1999, $13,100 was repaid. The common stock purchased by the officer is being accounted for as a variable grant. The Company recorded stock compensation expense of approximately $2.9 million related to the shares which vested on the first anniversary date. The amount recorded as stock compensation expense for the vested shares represents the difference between the purchase price and the deemed fair value of the Company's common stock at the vesting date, November 16, 1999. The Company recorded deferred stock compensation of approximately $11.6 million related to unvested shares at December 31, 1999. The amount recorded as deferred stock compensation for the unvested shares represents the difference between the purchase price and the deemed fair value of the Company's common stock at December 31, 1999.

Treasury Stock

Concurrent with the Series A preferred stock financing in June 1997, the Company repurchased 300,000 shares of common stock from the Company's founder at a purchase price of $0.05 per share. Such treasury stock has been recorded at cost.

Stock Option Plans

In November 1996, the Company adopted the 1996 Stock Option Plan, which provided for the grant of incentive stock options and non-qualified options for the purchase of up to 600,000 shares of the Company's common stock.

The incentive stock options may be granted to employees of the Company and the non-qualified Options may be granted to employees, non-employee directors and consultants as authorized by the Board of Directors.

In June 1997, the Company adopted the 1997 Stock Option Plan (the "Plan"), Concurrent with the Series B preferred stock financing in October 1998, the Board amended the Plan to increase the number of options available for the purchase of shares of the Company's common stock to 3,560,000. On December 9, 1999 the Company's board of directors amended the Plan to increase the number of options available for the purchase of shares under the plan to 3,937,000. The total option pool includes 348,000 incentive stock options, which were granted through June 1997 under the 1996 Stock Option Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted and the rate at which each option is exercisable. Incentive stock options may be granted to any employee at an exercise price per share of not less than the fair value of the common stock of the date of the grant (110% of the fair value for shareholders who hold greater than 10% of the combined classes of stock) and with a term not to exceed ten years from the date of the grant (five years for greater than 10% shareholders).

For purposes of pro forma disclosure, the fair value of each option grant was estimated on the date of grant using the minimum value option pricing model with the following assumptions for grants in 1999 and 1998: no dividend yield; near zero volatility; risk-free interest rates ranging from 4.23% to 6.28%; and expected lives of 5 years.

The effect of applying SFAS 123 to the Company's stock option awards did not result in pro forma net loss that was materially different from historical amounts, reported. Therefore, such pro forma information is not separately presented herein. Future pro forma net income (loss) results may be materially different from actual amounts reported.

A summary of the status of stock options granted under the Plan as of December 31, 1999 and 1998 and changes during the years then ended are presented below:


                                                                 Shares             Price Per Share       Weighted Average
                                                                                                         Exercise Price Per
                                                                                                               Share
Options outstanding December 31, 1997                                  986,660           $0.05 - $0.09                 $0.08
 Granted                                                             1,091,750           $ 0.09 -$0.12                  0.09
 Exercised                                                             (10,000)          $        0.05                  0.05
 Surrendered                                                          (515,360)          $        0.09                  0.09
                                                        --------------------------------------------------------------------
 Options outstanding December 31, 1998                               1,553,050           $0.05 - $0.12                  0.08
 Granted                                                             1,549,000           $0.09 - $0.60                  0.38
 Exercised                                                            (102,930)          $        0.09                  0.09
 Surrendered                                                          (102,020)          $0.05 - $0.60                  0.09
                                                        --------------------------------------------------------------------
Outstanding at December 31, 1999                                     2,897,100           $0.05 - $0.60                 $0.24
                                                        --------------------------------------------------------------------

The following table provides summarized information about stock options outstanding under the Plan at December 31, 1999:


                                     Options Outstanding
                                      Weighted-Average                              Options Exercisable

                                          Remaining
    Range of            Number        Contractual Lives  Weighted-Average        Number        Weighted-Average
 Exercise Price       Outstanding          (Years)        Exercise Price       Exercisable      Exercise Price
----------------------------------------------------------------------------------------------------------------
 $  0.05                     270,000                6.9              $0.05            238,609              $0.05
0.09 - 0.12                1,143,350                8.3               0.09            481,410               0.09
0.25 - 0.60                1,483,750                9.7               0.39            103,435               0.58
                    ----------------                                          ---------------
                           2,897,100                                                  823,454
                    ================                                          ===============

There were 823,454 and 402,351 options exercisable as of December 31, 1999 and 1998, respectively.

Options granted by the Company generally vest ratably over 5 years and expire in 10 years.

At December 31, 1999, the Company has reserved 3,099,070 shares of common stock for the future exercise of stock options, and has 201,970 options available for grant.

Deferred Stock Compensation

In 1999, the Company granted 9,000 options to certain non-employees which vested immediately. In connection with such grants, the Company recognized stock compensation expense of $26,000 based on the Black-Scholes pricing model, using a volatility factor of 50%, a risk-free interest rate of 5.70%, a dividend yield of -0-%, and an expected life of 1 year.

In 1998, the Company granted 10,000 options to certain non-employees which vest ratably over 2 years. In connection with the vesting of 5,000 and 1,250 options in 1999 and 1998 respectively, the Company recorded stock compensation expense of approximately $43,000 an $0 in 1999 and 1998, respectively. At December 31, 1999 the Company recorded deferred stock compensation of approximately $75,000 related to the 3,750 unvested options. The amounts recorded were based on the Black-Scholes pricing model, using a volatility factor of 50%, a risk-free interest rate of 5.70%, a dividend yield of -0-%, and an expected life of 1 year.

The Company recorded deferred stock compensation of approximately $18.8 million in 1999. The amount recorded represents the difference between the grant price and the deemed fair value of the Company's common stock for shares subject to options granted in 1999. A total of 1,542,500 shares were granted below deemed fair value and the exercise prices and deemed fair values ranged from $0.09 to $6.00 per share and $0.40 to $20.18 per share, respectively. The deferred stock compensation is amortized over the vesting period of each respective option, generally five years. Approximately $504,000 was recorded as compensation expense in 1999.

The Company has also granted the right to an employee to purchase up to 25,000 shares of common stock, dependent upon certain future events. Such options, if vested, will have an exercise price per share equal to the fair value of the Company's common stock on the date which events occur, and will be exercisable over a five year period.

11. Commitments

The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $241,000 and $136,000, for the years ended December 31, 1999 and 1998, respectively.

In December 1997, the Company obtained a commitment from a lessor to establish lease agreements under which the Company may borrow up to $700,000 to finance property and equipment purchases. The initial term of each borrowing under the line of credit is 36 months from the borrowing date, with payments made monthly, including interest at approximately 20% per annum. At the end of the term of each borrowing, the Company has the option to extend the borrowing for an additional five months at the same monthly payment, or pay a lump sum amount equal to 15% of the original purchase price of the assets; otherwise, the assets revert to the lender. All borrowings under the lease agreements are collateralized by the fixed assets acquired. At December 31, 1999, $515,000 has been borrowed and $185,500 remained available under this lease committment.


Future minimum lease commitments at December 31, 1999 are as follows:

                                              Operating         Capital
                                              Leases            Leases
                                             ---------------------------
2000                                         $      244        $     204
2001                                                103              169
2002                                                 13               75
                                             ---------------------------
Total                                        $      360              448
                                             ==========

Less: amount representing interest                                    88
                                                               ----------
Present value of minimum lease payments                        $     360
                                                               ==========

12.  Subsequent Events

On February 15, 2000 the Company was acquired by Vignette Corporation ("Vignette") for approximately 3.16 million shares of Vignette common stock. All of the common and preferred stock of the Company were exchanged for Vignette common stock based on a ratio of 0.1266 shares of Vignette common stock for each share of the Company's stock. The Company's option plan was assumed by Vignette based on the same exchange ratio.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

Effective February 15, 2000, Vignette Corporation ("Vignette" or the "Company") acquired 100 percent of the outstanding stock and assumed all outstanding stock options of DataSage, Inc. ("DataSage"), a leading provider of e-marketing and personalization applications that help organizations create a single enterprise-wide view of their customers, in exchange for approximately 3.16 million shares of Vignette common stock. The total cost of the acquisition, including transaction costs, was approximately $586.5 million. The acquisition was accounted for as a purchase business combination.

Attached are the unaudited pro forma condensed financial statements, which include the unaudited pro forma condensed balance sheet as of December 31, 1999 and the unaudited pro forma condensed statement of operations of the Company and DataSage for the year ended December 31, 1999, and related notes thereto. The unaudited pro forma condensed balance sheet assumes the acquisition had been consummated on December 31, 1999. The unaudited pro forma condensed statement of operations, including the weighted average number of shares used in the calculation of the pro forma per share data, assume the acquisition had been consummated on January 1, 1999. The unaudited pro forma condensed financial information reflects the allocation of the purchase price of DataSage based upon current estimates of the fair values of assets acquired and liabilities assumed. The final allocation of the purchase price may vary as additional information is obtained and, accordingly, the ultimate allocation may differ from that used in the unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial statements are based on the historical financial statements of the Company and DataSage. They are not necessarily indicative of the combined entity's operations had the acquisition actually occurred on the dates indicated, nor are they necessarily indicative of future operations. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to these statements.

The unaudited pro forma condensed financial statements are based on and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company and the historical consolidated financial statements and notes thereto of DataSage for the year ended December 31, 1999.

                             VIGNETTE CORPORATION
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                               DECEMBER 31, 1999
                                 (in thousands)


                                                                  Pro Forma
                                         Vignette    DataSage    Adjustments        Pro Forma
                                        Historical  Historical     (Note 2)          Combined
                                        ----------  -----------  ------------      ------------
ASSETS
Current assets:
Cash and short term
 investments                              $402,229     $24,002      $ (1,000)(a)   $     425,231
Accounts receivable, net                    45,065       1,173             -              46,238
Prepaid expenses and other                   5,588          34             -               5,622
                                          --------     -------   -----------       -------------
Total current assets                       452,882      25,209        (1,000)            477,091

Property and equipment, net                 11,059       1,355             -              12,414
Investments                                 27,011           -             -              27,011
Intangibles, net                            20,467       7,767       520,394 (b)
                                                                      (7,767)(d)         540,861
Other assets                                 3,311          47             -               3,358
                                          --------     -------   -----------       -------------
Total assets                              $514,730     $34,378      $511,627       $   1,060,735
                                          ========     =======   ===========       =============

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable and accrued
 expenses                                 $ 31,074     $ 2,232             -       $      33,306
Deferred revenue                            44,846         307             -              45,153
Current portion of long-term
  debt and capital lease                       254         140             -                 394
Other current liabilities                    1,497           -             -               1,497
                                          --------     -------   -----------       -------------
Total current liabilities                   77,671       2,679             -              80,350

Long-term debt and capital
 lease, less current portion                     -       1,220             -               1,220
                                          --------     -------   -----------       -------------
Total liabilities                           77,671       3,899             -              81,570

Redeemable convertible
  preferred stock                                -      33,305       (33,305)(c)
Shareholder's equity (deficit)             437,059      (2,826)      585,506 (a)
                                                                       2,826 (c)
                                                                     (43,400)(b)         979,165
Total liabilities and stock              ---------    --------      --------       -------------
  holders' equity (deficit)               $514,730     $34,378      $511,627       $   1,060,735
                                         =========    ========      ========       =============

                             VIGNETTE CORPORATION
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1999
                     (in thousands, except per share data)


                                                             Pro Forma
                                   Vignette     DataSage    Adjustments        Pro Forma
                                  Historical   Historical     (Note 3)          Combined
                                  -----------  -----------  ------------       ----------
Revenue:
Product license                     $ 46,292      $ 2,607             -        $  48,899
Services                              42,893        2,726             -           45,619
                                    --------      -------   -----------        ---------
Total revenue                         89,185        5,333             -           94,518

Cost of revenue:
Product license                        3,306            -             -            3,306
Services                              33,488        2,098             -           35,586
                                    --------      -------   -----------        ---------
Total cost of revenue                 36,794        2,098             -           38,892

Gross profit                          52,391        3,235             -           55,626

Operating expenses:
Research and development              16,447        3,461             -           19,908
Sales and marketing                   49,559        3,270             -           52,829
General and administrative             9,494        1,432             -           10,926
Purchased in-process research
 and development, acquisition-
 related, and other charges           15,641            -             -           15,641
Amortization of deferred
 stock compensation                    5,654        3,486             -            9,140
Amortization of intangibles            1,796            -     $ 173,465 (a)      175,261
                                    --------      -------   -----------        ---------
Total operating expenses              98,591       11,649       173,465          283,705
                                    --------      -------   -----------        ---------
Loss from operations                 (46,200)      (8,414)     (173,465)        (228,079)
Other income, net                      3,723            4             -            3,727
                                    --------      -------   -----------        ---------
Net loss                            $(42,477)     $(8,410)    $(173,465)       $(224,352)
                                    ========      =======   ===========        =========
Basic net loss per share              $(0.93)                                     $(4.64)
                                    ========                                   =========
Shares used in computing
 basic net loss per share             45,751                                      48,340
                                    ========                                   =========

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1.   GENERAL

     The Company will account for the acquisition as a purchase business combination. The accompanying unaudited pro forma condensed financial statements reflect an estimated aggregate purchase price of approximately $586.5 million, consisting of the fair value of common stock issued ($585.5 million) as well as transaction costs ($1.0 million).


2.   UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

     The accompanying unaudited pro forma condensed balance sheet has been prepared as if the acquisition was consummated on December 31, 1999. Pro forma adjustments were made:

     (a)  To record consideration given in acquisition of DataSage:

               Stock given to DataSage shareholders and
                 option holders                                 $585,506
               Transaction costs                                   1,000
                                                                --------
               Total purchase price                             $586,506
                                                                ========

     (b)  To record allocation of purchase price to the assets of DataSage:

        In-process research and development      $ 43,400
        Acquired technology                         4,000
        Workforce                                   3,300
        Trademark                                     800
        Excess of cost over fair value of net
         assets acquired                          512,294
        Net fair value of tangible assets
         acquired and liabilities assumed          22,712
                                                 --------
        Net assets acquired                      $586,506
                                                 ========

          The allocation of the purchase price to in-process research and development, acquired technology, workforce and trademarks was based upon an independent valuation.

     (c)  To record elimination of DataSage's shareholder's equity.

     (d)  To record elimination of DataSage's historical intangible assets.

3.   UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

     The accompanying unaudited pro forma condensed statement of operations has been prepared as if the acquisition was consummated as of January 1, 1999. Pro forma adjustments were made to reflect the:

     (a) Amortization of acquired intangibles, with amortization periods of three years for amounts allocated to acquired technology, workforce, trademark, and the excess of cost over fair value of net assets acquired.

The accompanying unaudited pro forma condensed statement of operations does not reflect the one-time impact of the charge for purchased in-process research and development of $43.4 million recorded by the Company in connection with the acquisition.